SERIES B PREFERRED STOCK

FILED # C2284-00

DEAN HELLER
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684 5708

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Office Use Only: SEP 2 6 2003
IN THE OFFICE OF
DEAN HELLER SECRETARY OF STATE

Important: Read attached instructions before completing form.

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
- Remit in Duplicate -

1. Name of corporation: US DATAWORKS, INC.

2. The articles have been amended as follows (provide article numbers, if available):
THE CERTIFICATE OF DESIGNATION FOR THE SERIES B PREFERRED STOCK IS BEING AMENDED.
(SEE ATTACHED)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: GREATER THAN FIFTY PERCENT (50%)*

4. Officer Signature (Required):
[signature]
JOHN J. FIGONE

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

US DATAWORKS, INC.

a Nevada Corporation

The undersigned certify that:

1. They are the President and the Secretary, respectively, of US Dataworks, Inc. (the "Corporation"), and they have been authorized to execute this certificate by resolution of the board of directors adopted on September 10, 2003.

2. The original Certificate of Designation of Series B Convertible Preferred Stock was filed with the Secretary of State of Nevada on August 27, 2000. The Corporation's name was SonicPort.com, Inc. when such original Certificate of Designation was filed.

3. The Amended and Restated Certificate of Designation of Series B Convertible Preferred Stock attached hereto as Exhibit A has been duly approved by the board of directors and stockholders holding a majority of the shares of Series B Preferred Stock of the Corporation.

4. The Amended and Restated Certificate of Designation of Series B Convertible Preferred Stock so adopted reads in full as set forth in Exhibit A attached hereto and correctly sets forth the text of the Certificate of Designation of Series B Preferred Stock as amended as of the date hereof, is hereby incorporated herein by this reference, and hereby amends and restates the designation and number of Series B Preferred Stock, and fixes the relative rights, preferences and limitations thereof.

We further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct to our own knowledge.

DATE: September __, 2003

Charles E. Ramey, Chief Executive Officer

John J. Figone, Secretary

EXHIBIT A

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

US DATAWORKS, INC.

Section 1. Designation and Amount The designation of this series, which consists of 700,000 shares of Preferred Stock, is Series B Convertible Preferred Stock (the "Series B Preferred Stock" or "Preferred Stock") and the stated value shall be $3.75 per share.

Section 2. Dividend Holders of the Series B Convertible Preferred Stock shall be entitled to receive dividends at a rate of 10% per annum, on each September 1 and March 1, payable semiannually in arrears, commencing September 1, when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on any other class of equity security. The right to receive dividends shall be cumulative. Dividends shall accrue on a daily basis and may be converted to the shares of common stock of the Corporation at the option of the holder. The Corporation covenants and agrees that so long as the Series B Convertible Preferred Stock is outstanding, the Corporation shall issue no equity security with a dividend preference on a parity with or senior to the Series B Convertible Preferred Stock, except for Series A Convertible Preferred Stock which ahs already been issued and is outstanding.

Section 3. Redemption The Corporation shall be entitled to redeem or retire all or any part of the series B Convertible Preferred Stock anytime after the issuance (the "Redemption Date"), without the consent or affirmative vote of the holder of record of each share so as to be redeemed or retired at a redemption price of $4.15 per share, plus any accrued but unpaid dividends upon giving the holder a reasonable notice of such redemption.

Section 4. Liquidation Rights In the event of any voluntary or involuntary liquidations, dissolution or winding up of the Corporation, the holders of Series B Convertible Preferred Stock shall be entitled to receive from the assets of the Corporation $3.75 per share, plus accrued and unpaid dividends, all of which shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of common stock or any other class of equity security in connection with such liquidation, dissolution, or winding up. Each share of Series B Convertible Preferred Stock shall rank on a parity with each other share of Series B Convertible Preferred Stock, with respect to the respective preferential amounts fixed for such series payable upon any distribution of assets by way of liquidation, dissolution, or winding up of the Corporation. After the payment or the setting apart of payment to the holders of Series B convertible Preferred Stock of the preferential amount so payable to them, the holders of Common shares shall be entitled to receive all remaining assets of the corporation, except as may be qualified in the Certificate of Incorporation of the Corporation. The Corporation covenants and agrees that so long

as the Series B Convertible Preferred Stock is outstanding, the Corporation shall not issue any equity security with a liquidation preference senior to the Series B Convertible Preferred Stock.

Section 5. (a) Voting Rights The holders of Series B Convertible Preferred Stock shall be entitled to vote with the holders of common stock and holders of the Series B Convertible Preferred Stock. The holder of each share of Series B Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share o Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of the corporation having general voting power and not separately as a class. Except as otherwise provided by law or provided in this certificate, the holders of the Series B Convertible Preferred Stock shall not be entitled to vote separately as a class.

Section 6. Conversion Rights The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) Right to Convert. Each share of Preferred Stock shall be convertible without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Preferred Stock. Each share of Preferred Stock shall be convertible into an equal number of fully paid and nonassessable shares of Common Stock. The Conversion Price per share of Series B Preferred stock shall be equal to $3.75 per share.

(b) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock and shall give written notice to the corporation oat such office that he elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) No Impairment. The corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(d) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock

shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) No Reissuance of Converted Shares. No shares of Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the corporation.

(f) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Preferred Stock at lest twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

(g) Notices. Any notice required by the provisions of this paragraph 6 to be given to holders of shares of Preferred Stock shall be deemed given if deposited n the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

All calculations under this paragraph 6 shall be made to the nearest cent.

Section 7. Registration Rights The shares of Common Stock issuable upon conversion of Preferred Stock shall have certain registration rights, as described below ("Piggyback Registration Rights"). The Corporation is obligated to register the Shares of Common Stock in any subsequent registration statement filed by the Corporation with the Securities and Exchange Commission, so that holders of such Common Stock shall be entitled to sell the same simultaneously with and upon the terms and conditions as the securities sold for the account of the Corporation are being sold pursuant to any such registration statement, subject to a 180 day hold-back for any such offering undertaken pursuant to such registration statement, if so required by an underwriter.

Section 8. Reacquired Shares Any shares of Series B Convertible Preferred Stock acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof and may not be reissued.

Section 9. Rank The Series B Convertible Preferred Stock shall ran, with respect to the distribution of assets, junior to Series A Convertible Preferred Stock and senior to any and all other series of any class of Preferred Stock to be issued in the future.

Section 10. Amendment The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences, or special rights of the Series B Convertible Preferred Stock so as to affect them adversely without the affirmative vote of majority of the holders of the outstanding shares of Series B Convertible Preferred Stock, voting together as a single class.

Section 11. Equity Security "Equity Security" shall man a security of any class of stock, whether preferred or common, and any debt security which is convertible into a security of any class of stock, whether preferred or common.